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                                                                   EXHIBIT 12.2


                              MS ACQUISITION CORP.
                        INFORMATION ON RATIO OF EARNINGS
                          TO FIXED CHARGES COMPUTATION
                                 (IN THOUSANDS)



                                                      1996          1995        1994          1993        1992
Net income (loss) before the effect
 of accounting changes                             $    3,436   $   4,576    $   6,595    $     915    $ (2,768)
Income taxes                                            1,972       1,877        4,000          930        (347)
Pre-tax income                                          5,408       6,453       10,595        1,845      (3,115)
Fixed charges per below                                11,013       9,795        9,800        9,659      10,299
                                                   ----------   ---------    ---------    ---------    --------
Earnings (losses) from operations                      16,421      16,248       20,395       11,504       7,184
                                                   ----------   ---------    ---------    ---------    --------
Fixed charges:
    Interest expense                                    9,406       8,579        8,929        9,020       9,206
    Debt amortization                                     763         442          198           99         557
    Rent expense - portion of operating
     rentals representative of the interest factor        844         774          673          540         536
                                                   ----------   ---------    ---------    ---------    --------
Total fixed charges                                    11,013       9,795        9,800        9,659      10,299
                                                   ----------   ---------    ---------    ---------    --------

Ratio of income to fixed charges                          1.5         1.7          2.1          1.2 (1)



(1) The deficiency of earnings from operations versus fixed charges was $3.1 million for the year ended December 27, 1992.



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